MEMORANDUM

To:        Mark E. Jones, Jr.
From:        Mark E. Jones and Peter Lane
Date:        September 11, 2022

Subject: Promotion

    On behalf of the Board of Directors, we are pleased to confirm the company’s offer to promote you to Chief Financial Officer, effective immediately. This memo confirms the compensation-related elements of your promotion.
•Salary - $265K annually
•Bonus – potential of up to $125K annually
•Incremental stock option award of 65,000 stock options with an exercise price equal to the closing price of GSHD on the first day of an open trading window after your acceptance of our offer. All stock options will vest 1/3rd on the first, second and third anniversary of the award
•Annual stock option awards at the discretion of the Compensation Committee of the Board based on your performance
•Reporting to Mark Jones as CEO

Accepted:

/s/ Mark E. Jones, Jr
Mark E. Jones, Jr.

Date: 9/11/2022